        As filed with the Securities and Exchange Commission on January 28, 1998
                                                              Reg. No. 333-
================================================================================
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               _________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                               OSI SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


             CALIFORNIA                                      33-0238801
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)

         12525 CHADRON AVENUE
         HAWTHORNE, CALIFORNIA                                  90250
(Address of principal executive offices)                     (Zip Code)
                               _________________

                        1987 INCENTIVE STOCK OPTION PLAN
                             1997 STOCK OPTION PLAN
                            (Full title of the plan)
                               _________________

                                 DEEPAK CHOPRA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               OSI SYSTEMS, INC.
                              12525 CHADRON AVENUE
                          HAWTHORNE, CALIFORNIA 90250
                    (Name and address of agent for service)
                                 (310) 978-0516
         (Telephone number, including area code, of agent for service)

                                   Copies to:
                               ISTVAN BENKO, ESQ.
                               YOUNG J. KIM, ESQ.
                     TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-4441
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            Proposed Maximum    Proposed Maximum
                                           Amount To Be      Offering Price    Aggregate Offering      Amount of
 Title of Securities To Be Registered     Registered/(1)/      Per Share             Price          Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............          6,000           $  .67/(2)/        $     4,020
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............         30,750           $ 1.87/(2)/        $    57,503
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............         75,188           $ 2.00/(2)/        $   150,376
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............         16,125           $ 2.50/(2)/        $    40,313
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............        146,175           $ 2.83/(2)/        $   413,676
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............          3,000           $ 3.33/(2)/        $     9,990
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............        264,000           $11.50/(2)/        $ 3,036,000
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............        125,000           $13.50/(2)/        $ 1,687,500
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............        650,264           $12.38/(3)/        $ 8,050,269
--------------------------------------------------------------------------------------------------------------------
     TOTAL                                   1,316,502                              $13,449,647     $3,968/(2)(3)/
====================================================================================================================

(1) In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933 (the "General Rules"), there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the plans.
(2) The registration fee for shares of Common Stock issuable upon exercise of outstanding options under the plans was calculated pursuant to Rule 457(h) using the prices at which such outstanding options may be exercised.
(3) Estimated pursuant to Rules 457(c) and 457(h) of the General Rules, solely for the purpose of calculating the registration fee, based on the average of the high and low sales price of the Common Stock as reported on The Nasdaq National Market on January 22, 1998.
--------------------------------------------------------------------------------
================================================================================

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


*         Information required by Items 1 and 2 of Part I to be contained in the
          Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                       2.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by OSI Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (i) the Company's Prospectus dated October 1, 1997 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act") included as part of the Registration Statement on Form S-1, as amended (Registration No. 333-29179);

     (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

     (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 0-23125) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Company's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

     The Common Stock registered hereby is a class of securities registered under Section 12(g) of the Exchange Act.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL

     Counsel for the registrant, Troy & Gould Professional Corporation, has rendered an opinion to the effect that the Common Stock offered hereby will, when issued in accordance with the registrant's stock option plans, be legally issued, fully paid and nonassessable. As of January 22, 1998, Troy & Gould Professional Corporation and certain of its members collectively owned approximately 40,500 shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation ("Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Articles does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company

                                       3.

or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision also does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws require the Company to indemnify its officers and directors under certain circumstances. Among other things, the Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

     In May 1994, the Company entered into indemnification agreements with Deepak Chopra, Ajay Mehra and Thomas K. Hickman in connection with certain personal guarantees provided by them to a Singapore financial institution that provided a loan to OSI Singapore, a subsidiary of the Company. The indemnification agreements provide that the Company shall indemnify Messrs. Chopra, Mehra and Hickman against all debts, liabilities, damages, claims, expenses and costs including attorneys' fees incurred by them in connection with OSI Singapore's inability to fulfill its obligations under the loan and their respective guarantees of such loan. Messrs. Chopra, Mehra and Hickman are directors and/or executive officers of the Company.

     In connection with certain settlements entered into pursuant to certain consent agreements, the Company's subsidiary, UDT Sensors, agreed to pay the United States government a total of $1,500,000 in five annual

                                       4.

installments ending on March 31, 1999. In order to ensure the full payment, Deepak Chopra personally guaranteed the payment of $750,000 of the foregoing amount. The Company entered into an indemnification agreement with Mr. Chopra pursuant to which the Company shall indemnify Mr. Chopra against all debts, liabilities, damages, claims, expenses and costs including attorneys' fees incurred by him in connection with his guarantee of the payment of $750,000.

     In addition, the Company has entered into indemnity agreements ("Indemnity Agreement(s)") with each of its directors and executive officers. Each such Indemnity Agreement provides that the Company shall indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnity Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnity Agreement and to recover the expenses of such a suit if he is successful.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable

ITEM 8.   EXHIBITS

     The following exhibits included herewith or incorporated herein by reference are made part of this Registration Statement:

     4.1  Specimen Common Stock certificate (filed with the Commission as
          Exhibit 4.1 to the Company's Registration Statement on Form S-1, as amended (Registration No. 333-29179), and incorporated herein by reference).

     5    Opinion of Troy & Gould Professional Corporation.

     23.1 Consent of Deloitte & Touche LLP.

     23.2 Consent of Troy & Gould Professional Corporation (contained in
          Exhibit 5).

     24   Power of Attorney (contained in Part II).

ITEM 9.   UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement:

                                       5.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       6.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hawthorne, State of California, on January 26, 1998.


                                    OSI SYSTEMS, INC.


                                    By:  /s/ Deepak Chopra
                                       ---------------------------------------
                                         Deepak Chopra,
                                         Chairman, Chief Executive Officer
                                         and President


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deepak Chopra and Ajay Mehra, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    Signature                      Title                        Date
    ---------                      -----                        ----
/s/ Deepak Chopra   Chairman, Chief Executive Officer     January 26, 1998
------------------  and President (Principal Executive
Deepak Chopra       Officer)

/s/ Ajay Mehra      Vice President, Chief Financial       January 26, 1998
------------------  Officer, Secretary and Director
Ajay Mehra          (Principal Financial and
                    Accounting Officer)

                    Director                              January __, 1998
------------------
Steven C. Good

                    Director                              January __, 1998
------------------
Meyer Luskin

/s/ Madan G. Syal   Director                              January 26, 1998
------------------
Madan G. Syal

                                       7.